Exhibit 4.5

PILGRIM’S PRIDE CORPORATION,

as Issuer

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

8 3/8% SENIOR SUBORDINATED NOTES DUE 2017

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF

January 24, 2007

(continued)

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v

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This FIRST SUPPLEMENTAL INDENTURE, dated as of January 24, 2007 (this “Supplemental Indenture”), is by and between Pilgrim’s Pride Corporation, a Delaware corporation (such corporation and any successor as defined in the Base Indenture, the “Company”), and Wells Fargo Bank, National Association, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).

WITNESSETH:

WHEREAS, the Company has previously executed and delivered an Indenture, dated as of January 24, 2007 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior subordinated debt securities;

WHEREAS, Section 301 of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Section 301 and Section 901 of the Base Indenture; and

WHEREAS, the Company is entering into this First Supplemental Indenture to establish the form and terms of its 8 3/8% Senior Subordinated Notes due May 1, 2017 (the “Notes”);

WHEREAS, the Base Indenture is incorporated herein by reference and the Base Indenture, as supplemented by this Supplemental Indenture is herein called the “Indenture” as that term is defined in the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

ESTABLISHMENT

SECTION 1.01. Establishment.

(a) There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Company’s 8 3/8% Senior Subordinated Notes due 2017.

(b) There are to be authenticated and delivered on the date hereof Two Hundred Fifty Million Dollars ($250,000,000) aggregate principal amount of the Notes.

(c) The Notes shall be issued in the form of one or more permanent Global Notes in substantially the form set out in Exhibit A hereto.

(d) Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(e) If and to the extent that the provisions of the Base Indenture are duplicative of, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern the terms of the Notes.

(f) The Notes shall rank pari passu with the Company’s Existing Subordinated Notes and shall be “Senior Subordinated Indebtedness” within the meaning of that definition in the Existing Subordinated Notes Indenture.

ARTICLE 2

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 2.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meaning ascribed thereto in the Base Indenture.

(b) The following are definitions used in this Supplemental Indenture and to the extent that a term is defined both herein and in the Base Indenture, the definitions in this Supplemental Indenture shall govern with respect to the Notes:

“Acquired Debt” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means any Notes (other than Initial Notes) issued under this Indenture in accordance with Sections 3.01, 3.02 and 3.13 of this Supplemental Indenture, as part of the same series as the Initial Notes or as an additional series.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the total voting power of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, redemption or exchange.

“Asset Sale” means:

(a) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 5.16 hereof and/or the provisions of Article 6 hereof and not by the provisions of Section 5.12 hereof; and

(b) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(i) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(ii) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(iii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(iv) the sale, lease or transfer, as applicable, of equipment, inventory, accounts receivable (or interests therein) or other assets in the ordinary course of business or pursuant to a Permitted Securitization Program;

(v) the sale or other disposition of cash or Cash Equivalents and Investment Securities; and

(vi) the sale, lease or other disposition of any assets or rights to the extent constituting a Restricted Payment or Permitted Investment that is permitted by Section 5.11 hereof;

(vii) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties in the ordinary course of business;

(viii) the sale or discounting of accounts receivable in the ordinary course of business;

(ix) any sale of assets received (x) in compromise of (1) obligations of trade creditors or customers owing to the Company or a Restricted Subsidiary incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (2) litigation, arbitration or other disputes; or (y) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(x) the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(xi) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xii) the granting of Liens not otherwise prohibited by this Indenture; and

(xiii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (i) with respect to a corporation, the board of directors or a duly authorized committee of the board of directors of the corporation, (ii) with respect to a partnership, the board of directors or a duly authorized committee of the board of directors of the general partner of the partnership or, in the case of a general partner other than a corporation, the Person or the board or committee of such person serving a similar function; and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but in any event excluding interests in pools of accounts receivable or inventory sold by a Securitization Subsidiary pursuant to a Permitted Securitization Program.

“Cash Equivalents” means:

(i) United States dollars;

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) of this definition entered into with any financial institution meeting the qualifications specified in clause (iii) of this definition;

(v) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within six months after the date of acquisition; and

(vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

“Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act) other than a Restricted Subsidiary;

(ii) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than the Pilgrim Family, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the Voting Stock of the Company on a fully-diluted basis;

(iii) the adoption of a plan relating to the liquidation or dissolution of the Company;

(iv) the consummation of any transaction (including, without limitation, any merger, consolidation or recapitalization) to which the Company is a party the result of which is that, immediately after such transaction, the holders of all of the outstanding Voting Stock of the Company immediately prior to such transaction hold less than 50.1% of the Voting Stock of the Person surviving such transaction, measured by voting power rather than number of shares; or

(v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(i) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(v) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company or a

Restricted Subsidiary by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(ii) the Net Income of any Restricted Subsidiary, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, provided that the aggregate amount of such Net Income that could be paid to the Company or a Restricted Subsidiary by loans or advances or repayments of loans or advances, intercompany transfer or otherwise will be included in Consolidated Net Income;

(iii) the cumulative effect of a change in accounting principles shall be excluded;

(iv) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of Statements of Financial Accounting Standards No. 133) shall be excluded;

(v) any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 shall be excluded; and

(vi) any non-cash charges associated with any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity to the extent deducted in the calculation of Net Income shall be excluded.

“Consolidated Net Worth” means the total of the amounts shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter for which the Company either (i) has filed financial statements with the Commission or (ii) if the Company does not file reports with the Commission, has internal financial statements available prior to the taking of any action for the purpose of which the determination is being made, as the sum of: (i) the par or stated value of all outstanding Capital Stock of the Company, plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (a) any accumulated deficit and (b) any amounts attributable to Disqualified Stock.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(i) was a member of such board of directors on the Issue Date; or

(ii) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Existing Credit Facilities) or commercial paper facilities or Debt Issuances, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or investors or to special purpose entities formed to borrow from (or sell receivables to) such lenders or investors against such receivables or inventory), letters of credit or Debt Issuances, in each case, as amended, extended, renewed, restated, refinanced (including refinancing with Debt Issuances), supplemented or otherwise modified (in whole or in part, and without limitation as to amounts, terms, conditions, covenants and other provisions) from time to time.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 3.03 hereof as Custodian with respect to the Notes, any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debt Issuances” means, with respect to the Company or any of its Restricted Subsidiaries, one or more issuances of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments after the Issue Date.

“Debt Rating” means the rating assigned to the Notes by Moody’s or S&P, as the case may be.

“Default” means any event, act or condition that is, or after notice or with the passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.06 hereof, in substantially the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 3.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Senior Indebtedness” means:

(i) any Senior Indebtedness of the Company or a Guarantor that has, at the time of determination, an aggregate principal amount outstanding of at least $25.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Indebtedness and in an Officers’ Certificate delivered to the Trustee as “Designated Senior Indebtedness” of the Company for purposes of this Indenture; and

(ii) any Senior Indebtedness of the Company or a Guarantor outstanding under the Existing Credit Facilities, the Existing Senior Notes Indenture, the Senior Notes Indenture or otherwise under clause (1) of Section 5.09(b), as the same may be amended, supplemented or otherwise modified from time to time, including amendments, supplements or modifications and any renewal, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original agent and lenders or another administrative agent or agents or one or more other lenders and whether provided under the original Existing Credit Facilities or one or more other credit or other agreements or indentures).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.11 hereof.

“Domestic Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company and its Domestic Restricted Subsidiaries (as such accounts receivable would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company and its Domestic Restricted Subsidiaries (as such inventory would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP); provided, that for purposes of determining the Domestic Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Domestic Borrowing Base for purposes of the calculation thereof.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of the Company’s Equity Interests (other than Disqualified Stock) (but excluding in any event any issuance pursuant to employee benefit plans or otherwise in connection with the compensation of officers, directors or employees).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Credit Facilities” means, collectively, the Existing U.S. Credit Facilities and the Existing Foreign Credit Facility.

“Existing Foreign Credit Facility” means the facility evidenced by the Credit Agreement, by and among Avicola Pilgrim’s Pride de Mexico, S. de R.L. de C.V., the Company, certain subsidiaries of Avicola Pilgrim’s Pride de Mexico, S. de R.L. de C.V., ING Capital LLC, ING Bank (Mexico), S.A. Institucion de Banca Multiple, ING Grupo Financiero, BBVA Bancomer, S.A., Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, Bank of America N.A., Comerica Bank and the several lenders from time to time party thereto, dated as of September 25, 2006, and the related notes, collateral documents, guarantees and agreements, each as amended through the Issue Date.

“Existing Senior Guarantee” means a Subsidiary’s Guarantee of the Existing Senior Notes.

“Existing Senior Notes” means the 9 5/8 % Senior Notes due 2011 of the Company issued under the Existing Senior Notes Indenture.

“Existing Senior Notes Indenture” means the Indenture dated as August 9, 2001, by and between the Company and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee, governing the Existing Senior Notes, as amended or supplemented from time to time.

“Existing Subordinated Guarantee” means a Subsidiary’s Guarantee of the Existing Subordinated Notes.

“Existing Subordinated Notes” means the 9 1/4% Senior Subordinated Notes due 2013 of the Company issued under the Existing Subordinated Notes Indenture.

“Existing Subordinated Notes Indenture” means the Subordinated Indenture dated as November 21, 2003, by and between the Company and The Bank of New York, as trustee, governing the Existing Subordinated Notes, as amended or supplemented from time to time.

“Existing U.S. Credit Facilities” means:

(i) the facility evidenced by the 2006 Amended and Restated Credit Agreement by and among the Company, CoBank, ACB, Agriland, FCS, and other syndication parties named therein, dated as of September 21, 2006, and the related notes, collateral documents, guarantees and agreements, each as amended through the Issue Date; and

(ii) the facility evidenced by the Third Amended and Restated Secured Credit Agreement, by and among the Company and Harris N.A., SunTrust Bank, U.S. Bank National Association, Wells Fargo Bank, National Association and the lenders from time to time party thereto, dated as of April 7, 2004, and the related notes, collateral documents, guarantees and agreements, each as amended through the Issue Date.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable eight-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(i) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the eight-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the eight-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur in the next twelve months, in the reasonable judgment of the Company’s chief financial officer (regardless of whether these costs savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto), but without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income;

(ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(ii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(iii) the product of (a) all dividends, whether paid or accrued, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company’s Foreign Restricted Subsidiaries (as such accounts receivable would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company’s Foreign Restricted Subsidiaries (as such inventory would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP); provided, that for purposes of determining the Foreign Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Foreign Borrowing Base for purposes of the calculation thereof.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary and with respect to which more than 80% of its assets (determined on a consolidated basis in accordance with GAAP) are located in territories and jurisdictions outside of the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth on Exhibit A hereto, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibit A hereto issued in accordance with Article 3 hereof.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any Domestic Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(ii) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency values; and

(iii) any commodity futures or option contract or other similar commodity hedging contract designed to protect such person against fluctuations in commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(i) borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clause (i), (ii) and (iv) of this definition) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon);

(iii) banker’s acceptances;

(iv) representing Capital Lease Obligations;

(v) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business; or

(vi) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons of nationally recognized standing that is, in the judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means $400,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Intercompany Bonds” means an Investment by the Company or a Restricted Subsidiary in, and Indebtedness of the Company or another Restricted Subsidiary incurred in connection with, bonds, notes, debentures or similar instruments issued by any federal, state or local government of the United States or any state, territory, municipality, regulatory or administrative authority or instrumentality or agency thereof in which such bonds, notes, debentures or instruments are fully secured as to payment of both principal and interest by a requisition, loan, lease or similar payment agreement with the Company or a Restricted Subsidiary.

“Interest Payment Date” shall have the meaning set forth in paragraph 1 of the Note.

“Investment Grade Status” exists as of a date if at such date (i) the Debt Rating of Moody’s is at least Baa3 (or the equivalent) or higher and (ii) the Debt Rating of S&P is at least BBB- (or the equivalent) or higher, or if either such entity ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 5.11(d) hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 5.11(d) hereof. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary.

“Investment Securities” means:

(i) securities or obligations issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and, in each case, with maturities not exceeding ten years from the date of acquisition;

(ii) Investments in any fund that invests exclusively in Investments of the type described in clause (i), which fund may also hold immaterial amounts of cash pending investment and/or distribution;

(iii) repurchase agreements fully collateralized by U.S. government and/or agency securities with a maximum maturity of seven days;

(iv) Investments in (a) direct obligations and securities issued by any state of the U.S. or any political subdivision of any such state or public instrumentality thereof, (b) debt securities of a corporation, including, corporate notes, medium term notes and Rule 144A private placement notes, (c) asset-backed securities, (d) mortgage-backed securities and commercial mortgage backed securities, (e) collateralized mortgage obligations, (f) obligations of sovereign and supranational entities and other municipal debt obligations, (g) remarketed or auction rate preferred shares of closed end mutual funds, (h) money market mutual funds with a minimum $1.0 billion average asset size for the previous 12 months, (i) common stock listed on a U.S. national stock exchange or traded in the over-the-counter market and (j) debt obligations of non-U.S. governments, sovereign entities or supranational agencies, so long as, in each case, at the time of purchase or acquisition of any such Investment, (A) other than Investments described in sub-clauses (h) and (i) of this clause (iv), the Investment had a long-term senior unsecured debt rating of not less than Baa3 by Moody’s and not less than BBB- by S&P and an effective maturity not exceeding ten years from the date of acquisition and (B) with respect to Investments described in sub-clause (i) of this clause (iv), the aggregate amount of such Investments held by the Company at the time of acquisition of any such Investment does not exceed 10% of the total amount of Investment Securities then held by the Company; and

(v) Investments in commercial paper rated P1 by Moody’s or A1 by S&P, which matures within one year of issuance thereof, or in any fund that invests exclusively in such commercial paper.

“Issue Date” means the date of the original issuance of the first Note under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest in having substantially the same economic effect as any of the foregoing.

“Maturity Date” means May 1, 2017.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(i) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(ii) any extraordinary gain (or loss) or non-recurring gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss) or non-recurring gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, including any Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Indebtedness” means Indebtedness:

(i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Controller, the Secretary or an Assistant Treasurer, Assistant Controller or Assistant Secretary of the Company.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of the Company’s Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of:

(i) a Subsidiary (other than an Unrestricted Subsidiary) prior to the date on which such Subsidiary became a Restricted Subsidiary; or

(ii) a Person that was merged or amalgamated into the Company or a Restricted Subsidiary, provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged and amalgamated into the Company or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, (a) the Restricted Subsidiary or the Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in Section 5.09(a) or (b) the Fixed Charge Coverage Ratio for the Restricted Subsidiary or the Company, as applicable, would be greater than the Fixed Charge Coverage Ratio for such Restricted Subsidiary or the Company immediately prior to such transaction.

“Permitted Investments” means:

(i) any Investment in the Company or in a Restricted Subsidiary of the Company;

(ii) any Investment of receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided, that nothing in this clause (ii) shall prevent the Company or any Restricted Subsidiary from offering such concessionary trade terms as management deems reasonable in the circumstances);

(iii) any Investment in cash, Cash Equivalents or Investment Securities;

(iv) any Investment of Capital Stock, Obligations or other securities of any Person received by the Company or any of its Restricted Subsidiaries in settlement of Obligations created in the ordinary course of business and owing to the Company or such Restricted Subsidiary;

(v) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(vi) any Investment made as a result of the receipt of non-cash consideration in the sale of assets or property that does not constitute an Asset Sale or from an Asset Sale that was made pursuant to and in compliance with Section 5.12 hereof;

(vii) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(viii) Hedging Obligations, provided, that such Hedging Obligations constitute Permitted Debt permitted by Section 5.09(b)(7) hereof;

(ix) Investments in a Person arising from the sale or transfer of assets primarily used in or related to, or Equity Interests of a Subsidiary of the Company whose assets primarily consist of those used in or related to, the Turkey Operations in connection with a joint venture including such Turkey Operations with a third party;

(x) Investments in Intercompany Bonds;

(xi) Investments made in bonds, debentures and notes issued by any corporation organized under the laws of any State of the United States having Investment Grade Status from the aggregate proceeds of insurance premiums paid by the Company or a Restricted Subsidiary under a captive insurance arrangement and any earnings on such Investments;

(xii) repurchases of the Notes;

(xiii) Loans or advances to officers, directors, consultants and employees made in the ordinary course of the Company’s business or the business of any Restricted Subsidiary in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(xiv) any Investments received (x) in compromise of (1) obligations of any Person that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person or (2) litigation, arbitration or other disputes; or (y) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xv) Guarantees issued in accordance with Section 5.09 and Section 5.17;

(xvi) any Investment (x) existing on the Issue Date or (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances or refunds any Investment described under either of the immediately preceding sub-clauses (x) or (y); provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded and is not materially less favorable to the Company or any of its Restricted Subsidiaries than the Investment replaced, refinanced or refunded as determined in good faith by the Company;

(xvii) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(xviii) loans and advances to contract growers in an aggregate amount at any time not to exceed $50.0 million; and

(xix) other Investments made after the Issue Date in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xix) that are at the time outstanding, not to exceed the greater of (A) $100.0 million or (B) 2.5% of Total Assets.

“Permitted Liens” means:

(i) Liens on the assets of the Company and its Restricted Subsidiaries securing Indebtedness and other Obligations (in addition to those referred to in clauses (ii) through (xxiv) of this definition) to the extent that such Indebtedness (a) was outstanding on the date of this Indenture or was, or after a Fall-Away Event would have been, permitted to be incurred by Section 5.09 hereof at the time of such incurrence and (b) at the time of such incurrence did not exceed an aggregate principal amount outstanding at any one time of the greater of (x) $1.5 billion less the aggregate amount of all Net Proceeds of Asset Sales (other than a sale of all or a substantial portion of the assets used in the Turkey Operations), applied by the Company or any of its Subsidiaries to repay Indebtedness incurred pursuant to Section 5.09(b)(1) hereof pursuant to Section 5.12 hereof and (y) 75% of the fair market value of property, plant, equipment and intangibles of the Company and its consolidated Restricted Subsidiaries;

(ii) Liens on the assets of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations to the extent that such Indebtedness is or, after a Fall-Away Event would have been, permitted to be incurred by Section 5.09(b)(1), (2), (3) and (13)(b) hereof;

(iii) Liens on the assets of the Company and any Restricted Subsidiary securing Permitted Refinancing Indebtedness to the extent that (a) such Permitted Refinancing Indebtedness is, or after a Fall-Away Event would have been, permitted to be incurred by Section 5.09(b)(10) hereof and (b) such Permitted Refinancing Indebtedness was, or after a Fall-Away Event would have been, incurred to refinance Indebtedness outstanding under Section 5.09(b)(1), (2), (3) or (13)(b) hereof;

(iv) Liens in favor of the Company or its Restricted Subsidiaries;

(v) Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Company or the Restricted Subsidiary;

(vi) Liens on property (including Capital Stock) existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition;

(vii) Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

(viii) Liens to secure Indebtedness that is, or after a Fall-Away Event would have been, permitted by Section 5.09(b)(5), (6) and (8) hereof (or Permitted Refinancing Indebtedness relating thereto, provided that the principal amount of the Indebtedness secured does not increase and the Liens do not extend to other property or assets) covering only the assets acquired with such Indebtedness;

(ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(x) Liens on accounts receivable or inventory of a Securitization Subsidiary or rights with respect thereto in connection with a Permitted Securitization Program;

(xi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(xii) Liens on the property of Foreign Restricted Subsidiaries and on intercompany Indebtedness to the Company to secure Indebtedness that is, or after a Fall-Away Event would have been, permitted by Section 5.09(b)(12) hereof;

(xiii) upon the occurrence of a Fall-Away Event, Liens securing Indebtedness in an amount that does not exceed 10% of the Company’s Consolidated Net Worth;

(xiv) Liens to secure a defeasance trust;

(xv) licenses of intellectual property in the ordinary course of business;

(xvi) easements, rights of way zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restriction or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the Company’s and its Subsidiaries’ business;

(xvii) Liens arising from precautionary Uniform Commercial Code financing statements filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xviii) Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(xix) prior to a Fall-Away Event, Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xx) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(xxi) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(xxii) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(xxiii) after a Fall-Away Event, Liens on assets or Capital Stock of any Subsidiary that was, immediately prior to such Fall-Away Event, an Unrestricted Subsidiary and that were incurred or created prior to the date of such Fall-Away Event; and

(xxiv) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to Obligations that do not exceed $40.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith); provided, however, that with respect to Indebtedness denominated in currency other than United States dollars, if the principal amount of such Indebtedness is extended, refinanced, renewed, replaced, defeased or refunded with Indebtedness denominated in the same foreign currency and not exceeding the principal amount (or accreted value, if applicable) thereof in such denomination of foreign currency, then it shall not be deemed to have exceeded the principal amount (or accreted value, if applicable) of the refinanced Indebtedness solely as a result of fluctuations in the exchange rate of such foreign currency;

(ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Subordinated Indebtedness, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(iv) such Indebtedness is incurred either by the Company or a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Securitization Program” means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases accounts receivable or inventory from the Company or any Restricted Subsidiary and finances or sells such accounts receivable or inventory or fractional interests therein; provided, that (i) the Board of Directors shall have determined in good faith that such Permitted Securitization Program is economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of accounts receivable or inventory by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors), (iv) no portion of the Indebtedness of a Securitization Subsidiary shall be Guaranteed Indebtedness or is recourse to the Company or any Restricted Subsidiary (other than to such Securitization Subsidiary and other than recourse for customary representations, warranties, covenants and indemnities) and (v) neither the Company nor any Subsidiary (other than the Securitization Subsidiary) has any obligation to maintain or preserve the Securitization Subsidiary’s financial condition.

“Pilgrim Family” means Lonnie A. “Bo” Pilgrim, his spouse, his issue, his estate and any trust, partnership or other entity primarily for the benefit of him, his spouse and/or issue, including any direct or indirect trustee, managing partner or such other Person serving a similar function.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or hereafter issued, including, without limitation, all series and classes of such preferred or preference stock.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Company’s Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Ratings Decline” means: (x) a decrease of one or more gradations (including gradations within rating categories as well as between rating categories) in the rating of the Notes by either Rating Agency; or (y) a withdrawal of the rating of the Notes by either Rating Agency, provided, however, that such decrease or withdrawal occurs on, or within 60 days following, the date of public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control, which period shall be extended so long as the rating of the Notes is under publicly announced consideration for downgrade by either Rating Agency.

“Regular Record Date” for the interest payable on any Interest Payment Date means the date specified on the face of the Note.

“Representative” means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary; provided, that after a Fall-Away Event, a Restricted Subsidiary shall mean any Subsidiary of the referent Person.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Subsidiary” means a Restricted Subsidiary or an Unrestricted Subsidiary of the Company that is established for the limited purpose of acquiring and financing or selling (including, without limitation, interests therein) accounts receivable or inventory and engaging in activities ancillary thereto.

“Senior Indebtedness” of the Company means all of its Obligations with respect to Indebtedness, whether outstanding on the date the Notes are first issued or thereafter incurred, and shall include (i) all obligations for interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such post-filing interest is allowed in such proceeding, (ii) all fees, expenses and indemnities and all other amounts payable with respect to Indebtedness and (iii) all Obligations in respect of the Existing Credit Facilities; provided, however, that Senior Indebtedness shall not include: (a) any obligation of the Company to any Subsidiary of the Company; (b) any obligation in respect of the Subordinated Notes or other Indebtedness of the Company that is by its terms expressly subordinate, junior or pari passu in right of payment to the Subordinated Notes; or (c) any obligations with respect to any Capital Stock. To the extent that any payment of Senior Indebtedness (whether by or on behalf of the Company as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any Bankruptcy Law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. “Senior Indebtedness” of any Guarantor has a correlative meaning and shall not include any obligation of such Guarantor to the Company or any other Subsidiary of the Company.

“Senior Notes” means the 7 5/8% Senior Notes due 2015 of the Company issued under the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture, dated as of the Issue Date, by and between the Company and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of the Issue Date, governing the Senior Notes, as further amended or supplemented from time to time.

“Senior Subordinated Indebtedness” of the Company means the Notes and any other Subordinated Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Subordinated Notes and is not subordinated by its terms to any other Subordinated Indebtedness or other obligation of the Company which is not Senior Indebtedness. “Senior Subordinated Indebtedness” of any Guarantor has a correlative meaning.

“Senior Subsidiary Guarantee” means a Subsidiary’s Guarantee of the Senior Notes.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated or junior in right of payment to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as the case may be.

“Subsidiary Guarantee” means a Guarantor’s guarantee of the Notes pursuant to Article 10 and in the form of the Subsidiary Guarantee attached as Exhibit B and any additional Subsidiary Guarantee of the Notes to be executed by any Subsidiary of the Company pursuant to Section 5.17.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as determined in accordance with GAAP, and shown on the most recent balance sheet of such Person in financial statements either (i) filed with the SEC or (ii) if such Person does not file reports with the SEC, internally available.

“Turkey Operations” means the Company’s and/or its Restricted Subsidiaries’ turkey operations as substantially constituted on the Issue Date.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Indebtedness;

(ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 5.11 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 5.09 hereof, the Company shall be in Default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 5.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the eight-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

After a Fall-Away Event, an Unrestricted Subsidiary shall mean any Subsidiary of the Company.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to other Persons to comply with local law that collectively do not constitute more than 5% of all of the Capital Stock ordinarily having the power to vote for the election of directors of such Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

SECTION 2.02. Other Definitions.

Term	Defined in Section
Affiliate Transaction	5.14
Asset Sale Offer	4.08
Authentication Order	3.02
Benefited Party	10.01
Change of Control Offer	5.16
Change of Control Payment	5.16

Term	Defined in Section
Change of Control Payment Date	5.16
Company	Preamble
Covenant Defeasance	8.03
DTC	3.03
Event of Default	7.01
Excess Proceeds	5.12
Fall-Away Event	5.18
Guaranteed Indebtedness	5.17
incur	5.09
Legal Defeasance	8.02
Notes	Preamble
Offer Amount	4.08
Offer Period	4.08
Paying Agent	3.03
Payment Default	7.01
Permitted Debt	5.09
Purchase Date	4.08
Registrar	3.03
Restricted Payment	5.11
Trustee	Preamble

ARTICLE 3

THE NOTES

Pursuant to Section 201 of the Base Indenture, the provisions of this Article 3 establish the form of the Notes under this Supplemental Indenture, and to the extent that any provisions of this Article 3 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 3 shall govern the Notes.

SECTION 3.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples thereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Book-Entry Provisions. This Section 3.01(b) shall only apply to Global Notes deposited with the Trustee, as custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as the custodian for the Depositary or under such Global Note, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Certificated Notes. Except as otherwise provided herein, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.

For greater certainty, the provisions of this Section 3.01(c) are subject to the requirements relating to notations, legends or endorsements on Notes required by law, stock exchange rule, or agreements to which any the Company is subject, if any.

SECTION 3.02. Execution and Authentication.

(a) One Officer shall sign the Notes for the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) The Trustee shall, upon a written order of the Company signed by an Officer (an “Authentication Order”), authenticate Notes for original issue.

(e) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company or any of their respective Subsidiaries.

SECTION 3.03. Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby initially agrees so to act.

SECTION 3.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 3.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders, and the Company shall otherwise comply with TIA Section 312(a).

SECTION 3.06. Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:

(1) to register the transfer of such Definitive Notes; or

(2) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar or co-registrar, duly executed by the Noteholder thereof or his attorney duly authorized in writing;

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, then the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased accordingly. If no Global Notes are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate from the Company, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes. The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor.

(d) Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Indenture (other than the provisions set forth in subsection (e) of this Section 3.06), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(e) Authentication of Definitive Notes in Absence of Depositary. If at any time:

(1) the Depositary for the Notes notifies the Company that the Depositary is unwilling or unable to continue as Depositary for the Global Notes and a successor Depositary for the Global Notes is not appointed by the Company within 90 days after delivery of such notice; or

(2) the Company, in its sole discretion, notifies the Trustee in writing that the Company elects to cause the issuance of Definitive Notes under this Indenture,

then the Company will execute, and the Trustee, upon receipt of an Officers’ Certificate requesting the authentication and delivery of Definitive Notes to the Persons designated by the Company, will authenticate and deliver Definitive Notes, in an aggregate principal amount equal to the principal amount of Global Notes, in exchange for such Global Notes.

(f) Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned to the Depositary for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(2) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith.

(3) The Registrar or co-registrar shall not be required to register the transfer of or exchange of (a) any Note selected for redemption in whole or in part pursuant to Article 4, except the unredeemed portion of any Note being redeemed in part, or (b) any Note for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes or 15 Business Days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

(4) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(5) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee.

(1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Noteholders and all payments to be made to Noteholders under the Notes shall be given or made only to or upon the order of the registered Noteholders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(2) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including without limitation any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 3.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note had become or is about to become due and payable, the Company, in its discretion, may, instead of issuing a new Note, pay such Note, upon satisfaction of the conditions set forth in the preceding paragraph.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 3.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies of any Holder with respect to the replacement or payment of mutilated, destroyed, lost or stolen Note.

SECTION 3.08. Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 3.08 as not outstanding. Except as set forth in Section 3.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(b) hereof.

(b) If a Note is replaced pursuant to Section 3.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 5.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date, money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 3.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

SECTION 3.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 3.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, upon direction by the Company and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company from time to time upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 3.12. CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

SECTION 3.13. Additional Notes.

The Company shall be entitled, subject to its compliance with Section 5.09 hereof, to issue Additional Notes under this Indenture in an unlimited aggregate principal amount which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and issue price and first payment of interest. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including without limitation, waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b) the issue price, the issue date and the CUSIP number(s) of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended.

ARTICLE 4

REDEMPTION AND PREPAYMENT

The provisions of this Article 4 apply to the Notes and shall preempt Sections 1101, 1102, 1103, 1104, 1105, 1106 and 1107 of the Base Indenture in its entirety, and to the extent that any provisions of this Article 4 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 4 shall govern the Notes.

SECTION 4.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 4.07 hereof and paragraph 5 of the Notes, it shall furnish to the Trustee an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, and (iv) the redemption price. If the Company elects to redeem Notes pursuant to the provisions of Section 4.07 hereof and paragraph 5 of the Notes, it shall furnish such Officers’ Certificate to the Trustee at least 30 days but not more than 60 days before a redemption date unless a shorter notice shall be reasonably satisfactory to the Trustee. Each Officers’ Certificate shall be accompanied by an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall, therefore, be void and of no effect.

SECTION 4.02. Selection of Notes to be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed, (i) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or (ii) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $2,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 4.03. Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed (including the CUSIP or ISIN number) and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense. Any redemption and notice thereof may, in the Company’s discretion, be subject to the satisfaction of one or more conditions precedent.

SECTION 4.04. Effect of Notice Upon Redemption.

Once notice of redemption is mailed in accordance with Section 4.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the related Interest Payment Date). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 4.05. Deposit of Redemption Price.

On or before 11:00 a.m. Eastern Time on any redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes (or portions of Notes) to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the

Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01 hereof.

SECTION 4.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 4.07. Optional Redemption.

(a) Except as set forth in subparagraph (b) of this Section 4.07, the Company shall not have the option to redeem the Notes prior to May 1, 2012. On or after May 1, 2012, the Company may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2012	104.188%
2013	102.792%
2014	101.396%
2015 and thereafter	100.000%

(b) Notwithstanding the provisions of subparagraph (a) of this Section 4.07, at any time prior to May 1, 2010, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (which includes the Additional Notes, if any) at a redemption price of 108.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided, that:

(1) at least 65% of the aggregate principal amount of Notes issued under this Indenture (which includes the Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of any such Equity Offering.

Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

(c) Any prepayment pursuant to this Section 4.07 shall be made pursuant to the provisions of Sections 4.01 through 4.06 hereof.

SECTION 4.08. Offer to Purchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 5.12 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes and, at the Company’s option, holders of other pari passu Indebtedness (an “Asset Sale Offer”), it shall follow the procedures specified below.

(b) The Asset Sale Offer for the Notes shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 5.12 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of the Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders, which shall not be later than 10 days after the Company becomes obligated to make an Asset Sale Offer for the Notes with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 4.08 and Section 5.12 hereof and the length of time the Asset Sale Offer shall remain open;

(2) the Offer Amount (including information as to any other pari passu Indebtedness included in the Asset Sale Offer), the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes tendered by Holders into an Asset Sale Offer exceeds the Offer Amount, the Trustee shall select the Notes to be purchased (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are then listed or (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or integral multiples thereof, shall be purchased); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to the allocation of the Net Proceeds from the Asset Sale pursuant to which such Asset Sale Offer is being made and the compliance of such allocation with the provisions of Section 5.12. On such date, the Company shall deposit with the Trustee or with the Paying Agent an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section.

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, in accordance with clause (8) above, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this

Section 4.08. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 4.08, any purchase pursuant to this Section 4.08 shall be made pursuant to the provisions of Section 4.01 through 4.06 hereof.

ARTICLE 5

COVENANTS

The following covenants shall apply to the Notes and shall preempt Article Ten of the Base Indenture in its entirety, and to the extent that any provisions of this Article 5 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 5 shall govern the Notes.

SECTION 5.01. Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, interest on, the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 5.02. Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 3.03.

SECTION 5.03. Reports.

(a) To the extent not required to be filed with the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders, if not filed electronically with the Commission or otherwise publicly available, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

(b) For so long as any Notes remain outstanding and the Company does not have or shall cease to have a class of equity securities registered under Section 12(g) of the Exchange Act or is not or shall cease to be subject to Section 15(d) of the Exchange Act, the Company shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company shall also comply with the other provisions of TIA Section 314(a).

(c) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 5.04. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. The Company shall also comply with TIA Section 314(a)(4).

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith and in any event within five Business Days upon any Officer becoming aware of any Default or Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 5.05. Taxes.

The Company shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies; provided that neither the Company nor any such Restricted Subsidiary shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders.

SECTION 5.06. Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 5.07. Corporate Existence.

Subject to Article 6 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 5.08. Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 5.09. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Domestic Restricted Subsidiaries and any other Guarantors may incur Indebtedness or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended eight full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock or Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, at the beginning of such eight-quarter period.

(b) Notwithstanding the foregoing, clause (a) of this Section 5.09 will not prohibit the incurrence or issuance of any of the following items of Indebtedness or Preferred Stock (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Guarantor of Indebtedness (and any replacements, renewals, refinancings, extensions or amendments thereof) in an aggregate principal amount at any one time outstanding as of the date of any such incurrence under this clause (1) not to exceed an amount equal to the greater of (x) $1.5 billion, less the aggregate amount of all Net Proceeds of Asset Sales (other than a sale of all or a substantial portion of the assets used in or related to the Turkey Operations) applied by the Company or any of its Subsidiaries to repay Indebtedness incurred under this clause (1) pursuant to Section 5.12 and (y) 75% of the fair market value of property, plant, equipment and intangibles of the Company and its consolidated Restricted Subsidiaries;

(2) the incurrence by the Company or any Restricted Subsidiary of Indebtedness pursuant to a revolving credit facility under the Existing U.S. Credit Facilities (and any replacements, renewals, refinancings, extensions or amendments of any thereof) in an aggregate principal amount at any one time outstanding as of the date of any such incurrence under this clause (2) not to exceed the Domestic Borrowing Base;

(3) the incurrence of Indebtedness by the Foreign Restricted Subsidiaries pursuant to the Existing Foreign Credit Facility (and any replacements, renewals, refinancings, extensions or amendments thereof) in an aggregate principal amount outstanding at any one time as of the date of any such incurrence under this clause (3) not to exceed the greater of (x) $100.0 million and (y) the Foreign Borrowing Base;

(4) the incurrence by the Company and the Guarantors (including any future Guarantor) of Indebtedness represented by the Notes and the Senior Notes (including, in each case, any Subsidiary Guarantees and Senior Subsidiary Guarantees);

(5) the incurrence by the Company or any of its Restricted Subsidiaries of purchase money obligations incurred in the ordinary course of business in an amount outstanding at any one time (including any Permitted Refinancing Indebtedness of such purchase money obligations incurred pursuant to clause (10) below) as of the date of any such incurrence not to exceed 75% of the purchase price or fair market value of the asset purchased, acquired or constructed;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Capital Lease Obligations incurred in the ordinary course of business in an amount outstanding at any one time (including any Permitted Refinancing Indebtedness of such Capital Lease Obligations incurred pursuant to clause (10) below) as of the date of any such incurrence not to exceed 5% of the Company’s Consolidated Net Worth;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations pursuant to which the Company or the Restricted Subsidiary has hedged against its actual exposure to fluctuations in interest rates, currency values or commodity prices;

(8) the incurrence by the Company or any Restricted Subsidiary of up to $25.0 million aggregate principal amount of Indebtedness to the Camp County Industrial Development Corporation pursuant to that certain Loan Agreement (the “Camp County Loan Agreement”), dated as of June 15, 1999, between the Company and the Camp County Industrial Development Corporation, including the incurrence by the Company or any Restricted Subsidiary to Harris N.A. pursuant to the Reimbursement Agreement dated June 15, 1999 between the Company and Harris N.A., or under any irrevocable letter of credit, surety bond, insurance policy or other similar instrument issued by any Person to support the Company’s or any Restricted Subsidiary’s Obligations pursuant to the Camp County Loan Agreement or in connection with the related bonds issued by the Camp County Industrial Development Corporation (and reimbursement and similar agreements in respect thereof) and any Permitted Refinancing Indebtedness relating thereto; provided, that such $25.0 million and any corresponding credit enhancement or reimbursement obligation with respect thereto shall be reduced by any prepayments or scheduled payments under the Camp County Loan Agreement;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding (including any Permitted Refinancing Indebtedness incurred pursuant to clause (10) below) under this clause (9) not to exceed, immediately after giving effect to any such incurrence, the greater of (x) $175.0 million and (y) 5.0% of Total Assets;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) under the Senior Notes, the Senior Indenture, the Existing Senior Notes, the Existing Senior Notes Indenture, the Existing Subordinated Notes or the Existing Subordinated Notes Indenture or that was permitted by this Indenture to be incurred under paragraph (a) of this Section 5.09 or clauses (4), (5), (6), (9), (13) or (20) of this paragraph (b);

(11) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness and Intercompany Bonds between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) except in the case of Intercompany Bonds, if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Note, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (11);

(12) the Existing Senior Guarantee, the Existing Subordinated Guarantee and the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant and, in the case of a Domestic Restricted Subsidiary, the provisions of Section 5.17;

(13) Indebtedness of the Company to the extent the net proceeds thereof are promptly (a) used to purchase the Notes tendered in a Change of Control Offer made as a result of a Change of Control Triggering Event in accordance with this Indenture, or (b) deposited to defease the Notes in accordance with Section 8.04 hereof;

(14) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(15) the issuance of Preferred Stock to the Company or a Wholly-Owned Restricted Subsidiary;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees or equipment leases, or other similar obligations in the ordinary course of business and consistent with past practice;

(17) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(18) Indebtedness constituted of obligations in respect of purchase price adjustments, Guarantees or indemnities in connection with the acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of this Indenture;

(19) accounts payable or other obligations of the Company or any of its Restricted Subsidiaries to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods and services; and

(20) Permitted Acquisition Indebtedness.

For purposes of determining compliance with this Section 5.09, in the event that an item of proposed Indebtedness, including Acquired Debt, Disqualified Stock or Preferred Stock, meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to paragraph (a) of this Section 5.09, the Company will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or re-divide and reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided, that (x) Indebtedness outstanding under the Existing U.S. Credit Facilities on the date of this Indenture will be deemed to have been incurred on such date in reliance on the exception provided in clauses (1) and (2), as applicable, of paragraph (b) of this Section 5.09 and (y) Indebtedness outstanding under Existing Foreign Credit Facility on the date of this Indenture will be deemed to have been incurred on such date in reliance on the exception provided in clause (3) of paragraph (b) of this Section 5.09.

(c) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 5.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

(d) With respect to Indebtedness denominated in a currency other than United States dollars, the Company or any of its Restricted Subsidiaries shall not have been deemed to incur Indebtedness solely as a result of fluctuations in the exchange rates of currencies.

SECTION 5.10. Liens.

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or suffer to exist any Lien (other than Permitted Liens or Liens securing Senior Indebtedness) upon any of its assets (including Capital Stock of a Restricted Subsidiary), whether owned at the date the Notes are first issued or thereafter acquired, or any interest therein or any income or profits therefrom, unless,

(a) if such Lien secures Senior Subordinated Indebtedness, the Notes or the Subsidiary Guarantees are secured on an equal and ratable basis with such Indebtedness for so long as such Senior Subordinated Indebtedness is secured by such Lien; and

(b) if such Lien secures Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness will be subordinated and junior to a Lien securing the Notes or the Subsidiary Guarantees, as the case may be, with the same relative priority as such Indebtedness has with respect to the Notes or the Subsidiary Guarantees.

SECTION 5.11. Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding (i) any intercompany Indebtedness between or among the Company and any Restricted Subsidiary of the Company or (ii) the purchase, redemption or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition) except at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in this clause (4) and clauses (1) through (3) above being collectively referred to as “Restricted Payments”).

(b) Notwithstanding paragraph (a) of this Section 5.11, the Company shall be permitted to engage in, and to cause or allow any of its Restricted Subsidiaries to engage in, a Restricted Payment, so long as, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable eight-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after August 9, 2001 (excluding Restricted Payments permitted by clauses (2), (3), (4), (9) and (10) of paragraph (c) of this Section 5.11) is less than the sum, without duplication, of

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2001 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net proceeds, including cash and fair market value of property other than cash, received by the Company since August 9, 2001 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the fair market value of property other than cash received, plus

(D) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation (other than to the extent that the Investment originally made in such Unrestricted Subsidiary was a Permitted Investment).

(c) Notwithstanding paragraphs (a) and (b) of this Section 5.11, the Company shall be permitted to effect, and to cause or allow any of its Restricted Subsidiaries to effect:

(1) the payment of any dividend or distribution or the consummation of any redemption of any Subordinated Indebtedness within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at said date of declaration or notice such dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or Subordinated Indebtedness of the Company that has a Weighted Average Life to Maturity no less than that of the Subordinated Indebtedness being refinanced; provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (b)(3)(B) of this Section 5.11;

(3) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided, that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase or other acquisition shall be excluded from clause (b)(3)(B) of this Section 5.11;

(4) Investments made out of the net proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company; provided, that the amount of any such net proceeds that are utilized for any such Investment shall be excluded from clause (b)(3)(B) of this Section 5.11;

(5) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis so long as the Company or one of its Restricted Subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its common Equity Interests;

(6) the payment by the Company of cash dividends on its common stock in an aggregate amount up to $30.0 million per year;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the management or the Board of Directors of the Company or any Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement or similar agreement approved by the Board of Directors of the Company; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10.0 million in any twelve-month period (with any unused amount in any 12-month period being permitted to be carried over into succeeding 12-month periods); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of the Company’s Equity Interests (other than Disqualified Stock) to any member of the management or the Board of Directors of the Company or any Restricted Subsidiary (provided that the amount of such cash proceeds utilized for any such repurchase, retirement or other acquisition or retirement will not increase the amount available for Restricted Payments under clause (b)(3)(B) of this Section 5.11 and to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments); and provided further that no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(8) the payment of obligations arising in connection with a Change of Control, provided that the Company has first satisfied its obligations pursuant to Section 5.16 with respect to a Change of Control Triggering Event;

(9) the repayment, refinancing, replacement, repurchase or redemption of subordinated capital certificates or other Subordinated Indebtedness originally issued by Gold Kist Inc. or any successor company; and

(10) other Restricted Payments in an aggregate amount not to exceed $100.0 million,

provided, however, that, with respect to clauses (2) through (10) above, no Default or Event of Default shall have occurred and is continuing at the time of such Restricted Payment or would be caused thereby.

(d) The amount of all Restricted Payments (other than cash and Cash Equivalents) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors and set forth in a resolution. The Board of Directors’ determination (other than in the case of Investment Securities) must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $100.0 million. Not later than the date of making any Restricted Payment with a fair market value in excess of $100.0 million, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 5.11 were computed, together with a description and amounts of all Restricted Payments made by the Company pursuant to this Section 5.11 since the date of the most recently delivered Officers’ Certificate pursuant to this paragraph (or, if none, since August 9, 2001), together with a copy of any fairness opinion or appraisal required by this Indenture. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in this Section 5.11, the Company, in its sole discretion, may order and classify such Restricted Payment in any manner in compliance with this Section 5.11

(e) Any dividend which is declared but not paid shall not be included in the calculation of the amount of Restricted Payments for purposes of clause (b) of this Section 5.11, and any dividend which is declared and paid shall be included only once in the calculation of the amount of Restricted Payments for purposes of clause (b) of this Section 5.11.

SECTION 5.12. Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors and, if such fair market value exceeds $50.0 million, is set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or assets or Voting Stock of a type referred to in clauses (2), (3) or (4) of paragraph (b) of this Section 5.12. For purposes of this Section 5.12, each of the following shall be deemed to be cash:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the

Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) within 180 days of the related Asset Sale.

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may, at its option:

(1) apply such Net Proceeds to permanently repay, purchase or retire unsubordinated Indebtedness of the Company or any Restricted Subsidiary;

(2) apply such Net Proceeds to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another business reasonably related to the business of the Company;

(3) apply such Net Proceeds to make a capital expenditure used or useful in the Company’s business;

(4) apply such Net Proceeds to acquire other long-term assets that are used or useful in the Company’s business; or

(5) enter into a binding agreement with respect to the application of such Net Proceeds described in clauses (2), (3) or (4) of this paragraph (b); provided that such binding agreement shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earliest of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 360-day period.

Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph (b) of this Section 5.12 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, then within 45 Business Days after the later of the application of Net Proceeds in accordance with paragraph (b) of this Section 5.12 and the date that is 360 days following the receipt of the Net Proceeds, to the extent of the balance of Net Proceeds after application in accordance with paragraph (b) of this Section 5.12, the Company will make an Asset Sale Offer to all Holders of Notes and, to the extent required or permitted under the terms of the instrument governing such Indebtedness, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and, to the extent required or permitted under the terms of the instrument governing such Indebtedness, such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and, to the extent required or permitted under the terms of the instrument governing such Indebtedness, such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and any such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and any such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Company will make the Asset Sale Offer in accordance with the procedures set forth in Section 4.08 hereof and will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 4.08 hereof and this Section 5.12 by virtue of such conflict.

SECTION 5.13. Dividend And Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The provisions of paragraph (a) of this Section 5.13 will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness outstanding on the Issue Date, the Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements, as in effect on the Issue Date;

(2) the Senior Notes, the Senior Indenture, the Senior Subsidiary Guarantees, the Existing Senior Notes, the Existing Senior Notes Indenture, the Existing Senior Guarantees, the Existing Subordinated Notes, the Existing Subordinated Notes Indenture, the Existing Subordinated Guarantees and the Notes (and Additional Notes, if any) that are issued under this Indenture and the Subsidiary Guarantees;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5) customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property so acquired of the nature described in clause (a)(3) of this Section 5.13;

(7) any agreement for the sale or other disposition of assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under Section 5.10 that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, sale and leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(12) customary restrictions imposed on any Securitization Subsidiary in connection with a Permitted Securitization Program, including, without limitation, those imposed on Pilgrim’s Pride Funding Corporation on the Issue Date; and

(13) encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary;

(14) Hedging Obligations incurred from time to time; and

(15) contractual encumbrances or restrictions in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements in effect on the Issue Date.

SECTION 5.14. Affiliate Transactions.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or is approved by a majority of the disinterested members of the Board of Directors; and

(2)(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, such determination shall be set forth in a resolution adopted by the Board of Directors stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Board of Directors has received an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of paragraph (a) of this Section 5.14:

(1) any transaction entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices;

(2) any transaction entered into by the Company and any of its Restricted Subsidiaries or between any of the Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company and reasonable indemnification arrangements;

(5) Restricted Payments that are permitted by the provisions of Section 5.11 hereof;

(6) loans or advances to officers, directors, employees or consultants in the ordinary course of business and consistent with past practice not to exceed $5.0 million in the aggregate at any one time outstanding;

(7) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate, (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the good faith determination of the Company’s Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from a party that is not an Affiliate of the Company;

(8) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary; and

(9) transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not in the good faith determination of the Company’s Board of Directors materially more disadvantageous to the Holders, taken as a whole, than the original agreement as in effect on the Issue Date).

SECTION 5.15. Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and either will reduce the amount available for Restricted Payments under Section 5.11(a) hereof or will at the time of such designation qualify as a Permitted Investment, as the Company shall determine. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default and such redesignation will increase the amount available for Restricted Payments under Section 5.11(a) hereof as provided therein or Permitted Investments, as applicable.

SECTION 5.16. Offer To Repurchase Upon Change Of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, the Company shall make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple thereof) of such Holder’s Notes at an offer price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within ninety (90) days following any Change of Control Triggering Event, unless the Company has mailed a redemption notice with respect to all of the outstanding Notes in accordance with Section 4.07, the Company shall mail a notice to each Holder stating: (i) that the Change of Control Offer is being made pursuant to this Section 5.16 and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple thereof.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate (upon a written order of the Company) and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $2,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this Section 5.16, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.16 by virtue thereof.

(d) Notwithstanding the foregoing provisions of this Section 5.16, the Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.16 and purchases all Notes validly tendered and not withdrawn pursuant to such Change of Control Offer in accordance with the terms hereof; or (ii) notice of redemption has been given pursuant to Section 4.07, unless and until there is a default in payment of the applicable redemption price.

(e) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled, at the option of the Company. Notes purchased by an unaffiliated third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

(f) If the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered, at the close of business on such Regular Record Date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

SECTION 5.17. Issuance of Guarantees by Domestic Restricted Subsidiaries.

(a) The Company will not permit any Domestic Restricted Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes (“Guaranteed Indebtedness”), unless (i) such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a guarantee of payment of the Notes by such Domestic Restricted Subsidiary and (ii) such Domestic Restricted Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Domestic Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee, or (B) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

(b) Notwithstanding the foregoing, any such Subsidiary Guarantee by a Domestic Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged if such Guarantor sells or otherwise disposes of all or substantially all of its assets to, or consolidates with or merges with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, in compliance with the terms described of Section 10.05 hereof.

SECTION 5.18. Suspension of Covenants.

From and after the date that the Notes have achieved Investment Grade Status (a “Fall-Away Event”) and no Default or Event of Default (other than Defaults or Events of Default with respect to those covenants referred to below in this Section 5.18) has occurred and is continuing, the covenants contained in Sections 5.09, 5.11, 5.13, 5.14, 5.15, 5.16 and 5.17 hereof and the requirements contained in Section 6.01(a)(4) hereof shall terminate and the Company and its Restricted Subsidiaries shall no longer be obligated to comply with the provisions and requirements of such sections in this Indenture with respect to the Notes.

SECTION 5.19. Limitation on Layered Debt.

The Company shall not, and shall not permit any Restricted Subsidiary, to incur, directly or indirectly, any Indebtedness that is subordinate or junior in right of payment of any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to, or ranks pari passu with, the Notes or Subsidiary Guarantees, as the case may be. In addition, no Guarantor shall Guarantee, directly or indirectly, any Indebtedness of the Company that is subordinate or junior in right of payment to any Senior Indebtedness unless such Guarantee is expressly subordinated in right of payment to, or ranks pari passu, with, the Subsidiary Guarantee of such Guarantor.

SECTION 5.20. Further Instruments and Acts.

Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

ARTICLE 6

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

The following covenants shall apply to the Notes and shall preempt Article Eight of the Base Indenture in its entirety, and to the extent that any provisions of this Article 6 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 6 shall govern the Notes.

SECTION 6.01. Merger, Consolidation, or Sale of Assets.

(a) The Company shall not, directly or indirectly, in any transaction or series of related transactions: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company, business trust or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and this Indenture, in each case pursuant to agreements reasonably satisfactory to the Trustee; provided that if the Person formed by or surviving any such consolidation or merger (if other than the Company) is a limited liability company, business trust or limited partnership, a corporation of which all of the Equity Interests are owned by such Person shall be added to the Indenture as a co-issuer of the Notes by a supplemental indenture pursuant to which such corporation shall act as joint and several obligor with respect to the Notes;

(3) immediately after such transaction no Default or Event of Default exists;

(4)(i) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable eight-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a) hereof or (ii) the Fixed Charge Ratio for the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) and its Restricted Subsidiaries, on the date of and after giving pro forma effect to such acquisition and such incurrence or issuance, would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with this Indenture.

(b) The Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c) Notwithstanding the foregoing, this Section 6.01 shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries or a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

(d) For all purposes under this Indenture and the Notes, including the provisions described in this Section 6.01 and Sections 5.09 and 5.15, any surviving entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to Section 5.15 and all Indebtedness of the surviving entity and its Subsidiaries that was not Indebtedness of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been incurred upon such transaction or series of transactions.

SECTION 6.02. Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 6.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets that meets the requirements of Section 6.01 hereof.

ARTICLE 7

DEFAULTS AND REMEDIES

The following provisions shall apply to the Notes and shall preempt Article Five of the Base Indenture in its entirety, and to the extent that any provisions of this Article 7 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 7 shall govern the Notes.

SECTION 7.01. Events of Default.

An “Event of Default” occurs if:

(a) the Company defaults in the payment when due of interest on the Notes and such default continues for a period of 30 days;

(b) the Company defaults in the payment when due of principal of, or premium, if any, on the Notes;

(c) the Company or any of the Guarantors fail to comply with any of the provisions of Sections 5.16 or 6.01 hereof;

(d) the Company or any Restricted Subsidiary fails to comply with any of the provisions of Sections 5.09, 5.11 or 5.12 hereof for 30 days after written notice to the Company stating that such notice is a notice of Default by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class is received by the Company;

(e) the Company or any Restricted Subsidiary fails to comply with (A) the provisions of Section 5.03 for 90 days or (B) any other covenant, representation, warranty or other agreement in this Indenture or the Notes for 60 days, in each case after written notice to the Company stating that such notice is a notice of Default by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class is received by the Company;

(f) the Company or any Restricted Subsidiary defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more;

(g) a final nonappealable judgment or final nonappealable judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments are not paid, discharged or stayed for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $30.0 million;

(h) except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(i) the Company or any Restricted Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) generally is not paying its debts as they become due;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any Restricted Subsidiary in an involuntary case;

(2) appoints a custodian of the Company or any Restricted Subsidiary or for all or substantially all of the property of the Company or any Restricted Subsidiary; or

(3) orders the liquidation of the Company or any Restricted Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.;

SECTION 7.02. Acceleration.

If any Event of Default (other than an Event of Default specified in clause (i) or (j) of Section 7.01 hereof with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a

Significant Subsidiary) occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (i) or (j) of Section 7.01 hereof occurs with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes shall become due and payable without further action or notice. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal that has become due solely because of acceleration. No such rescission shall extend to any subsequent Default or impair any right consequent thereon.

SECTION 7.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 7.04. Waiver of Past Defaults.

(a) Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except (i) a continuing Default, (ii) an Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase), (iii) a Default arising from the failure to redeem or purchase any Note when required pursuant to this Indenture, or (iv) a Default in respect of a provision that under Section 9.02 hereof cannot be amended without the consent of each Holder affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(b) In the event of any Event of Default specified in Section 7.01(f), such Event of Default and all consequences thereof (excluding, however, any resulting payment Default) will be annulled, waived and rescinded, automatically and without action by the Trustee or the Holders, if, within 30 days after such Event of Default arose, the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or Guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

SECTION 7.05. Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

SECTION 7.06. Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 7.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 7.08. Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium on, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 7.09. Trustee May File Proofs of Claim

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 607 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 607 of the Base Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 7.10. Priorities.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 607 of the Base Indenture, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 7.10.

SECTION 7.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The following provisions shall apply to the Notes and shall preempt Sections 402, 403, 403, 405, 406, 407 and 408 of the Base Indenture in their entirety, and to the extent that any provisions of this Article 8 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 8 shall govern the Notes.

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and each Guarantor shall be released from all of its obligations under its Subsidiary Guarantee. For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a), (b), (c) and (d) below, and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 3.06, 3.07 and

3.10 and Sections 5.01 and 5.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) this Article 8. If the Company exercises under Section 8.01 hereof the option applicable to this Section 9.02, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03. Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and its Restricted Subsidiaries shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 5.08 through 5.19 hereof, and the operation of Section 6.01 hereof, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and each Guarantor shall be released from all of its obligations under its Subsidiary Guarantee with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 7.01(d) through 7.01(f) hereof shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes.

The Legal Defeasance or Covenant Defeasance may be exercised only if:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of Legal Defeasance, the Company delivers to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company delivers to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing either: (i) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (ii) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(f) the Company delivers to the Trustee an Opinion of Counsel, subject to customary exceptions and assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, to the effect that on the 91st day following the deposit, the defeasance trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws generally affecting creditors’ rights;

(g) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(h) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.05. Deposited Cash and U.S. Government Obligations To Be Held In Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all cash and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent certified public accountants of recognized international standing expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Company.

Any cash or non-callable U.S. Government Obligations deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

SECTION 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

The following provisions shall apply to the Notes and shall preempt Article Nine of the Base Indenture in its entirety, and to the extent that any provisions of this Article 9 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 9 shall govern the Notes.

SECTION 9.01. Without the Consent of Holders.

Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders of the Notes by a successor to the Company pursuant to Article 6;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder;

(e) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(f) to add a Guarantor pursuant to Section 10.02;

(g) to evidence and provide the acceptance of the appointment of a successor Trustee pursuant to Sections 610 and 611 of the Base Indenture;

(h) to conform the text of this Indenture, the Subsidiary Guarantee or the Notes to any provision of the “Description of Notes” contained in the final offering document relating to the original offering of the Notes, to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, the Subsidiary Guarantees or the Notes;

(i) to provide for the issuance of Additional Notes and related Guarantees in accordance with the limitations in this Indenture; and

(j) to comply with the rules of any applicable securities Depositary.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 603 of the Base Indenture, the Trustee shall join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

After an amendment or supplement under this Section becomes effective, the Company shall mail to the Holders a notice briefly describing the amendment or supplement. Any failure of the Company to mail such notice to all Holders, or any defect therein, shall not, however, in any way impair or affect the validity of such amended or supplemental indenture.

SECTION 9.02. With Consent of Holders of Notes.

Except as provided in Section 9.01 and below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including Sections 4.08, 5.12 and 5.16 hereof) and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount at maturity of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 7.04 and 7.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes voting as a single class (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 603 of the Base Indenture, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 7.04 and 7.07 hereof, the Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of the then outstanding Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 4.08, 5.12 and 5.16 hereof;

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(g) waive a redemption payment with respect to any Note (other than a payment required by Sections 4.08, 5.12 and 5.16 hereof);

(h) cause the Notes to become subordinated in right of payment to any other Indebtedness;

(i) release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of Section 10.05 hereof; or

(j) make any change in Sections 7.04 or 7.07 or the foregoing amendment and waiver provisions.

SECTION 9.03. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a written order from the Company to authenticate such Notes, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 601 of the Base Indenture) shall be fully protected in relying upon, in addition to the documents required by Section 603 of the Base Indenture, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

SUBSIDIARY GUARANTEES

SECTION 10.01. Subsidiary Guarantee.

(a) Subject to this Article 10, in the event that any Restricted Subsidiary of the Company shall execute and deliver a supplemental indenture to this Indenture with respect to a Subsidiary Guarantee (as required by Section 10.02 hereof or otherwise), any such Guarantor shall, jointly and severally, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (i) the principal of premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration pursuant to Section 7.02 hereof or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, any Guarantor shall be jointly and severally obligated to pay the same immediately. Any Guarantor also agrees that this is a guarantee of payment and not a guarantee of collection.

(b) Any Guarantor agrees that its obligations with regard to such Subsidiary Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Any Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (i) any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Guarantor, to (A) proceed against the Company, any other guarantor (including any other Guarantor) of the obligations under the Subsidiary Guarantees or any other person, (B) proceed against or exhaust any security held from the Company, any such other guarantor or any other person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other person, or (D) pursue any other remedy in the power of any Benefited Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the obligations under the Subsidiary

Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the obligations under the Subsidiary Guarantees; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Benefited Party’s errors or omissions in the administration of the obligations under the Subsidiary Guarantees, except behavior which amounts to bad faith; (v)(A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantees and any legal or equitable discharge of such Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantees, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the obligations under the Subsidiary Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (vii) to the extent permitted under applicable law, the benefits of any “One Action” rule and (viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantees. Except to the extent expressly provided herein, including Section 8.02, 8.03 and 10.05, any Guarantor covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in its Guarantee and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Guarantors, any amount paid by either to the Trustee or such Holder, any Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Any Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Any Guarantor further agrees that, as between any Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 7.02 hereof for the purposes of any Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 7.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by any Guarantors for the purpose of any such Subsidiary Guarantee. Any Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the applicable Subsidiary Guarantee.

SECTION 10.02. Additional Guarantees.

Prior to a Fall-Away Event, if any Domestic Restricted Subsidiary (other than any Securitization Subsidiary that has entered into or established a Permitted Securitization Program), whether existing on the date of this Indenture or hereafter acquired or formed by the Company, incurs any Indebtedness (other than intercompany Indebtedness and Intercompany Bonds between or among such Domestic Restricted Subsidiary and the Company or any of its Restricted Subsidiaries), including without limitation, any Guaranteed Indebtedness contemplated by Section 5.17 hereof, then the Company shall cause any such Domestic Restricted Subsidiary to, within ten Business Days of the date on which any such Domestic Restricted Subsidiary became so obligated, (a) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee, on a senior unsecured basis, all of the Company’s obligations under the Notes and this Indenture (including the payment of principal, premium, if any, and interest on the Notes) on the terms set forth herein and therein and (b) deliver to the Trustee an Opinion of Counsel that, subject to customary assumptions and exclusions, such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary. Any Domestic Restricted Subsidiary that becomes a Guarantor shall remain a Guarantor unless (i) designated an Unrestricted Subsidiary by the Company in accordance with this Indenture; (ii) otherwise released from its obligations as a Guarantor pursuant to Section 10.05 hereof; or (iii) the circumstances giving rise to the obligation to provide a Subsidiary Guarantee under Section 5.17 or otherwise pursuant to this Section no longer exist.

SECTION 10.03. Limitation on Guarantor Liability.

Any Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of any such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and any Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Article 10 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of any such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 10.04. Guarantors May Merge, Consolidate, Etc., On Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(a) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(b) either (i) the Person acquiring the property in any such sale or disposition, or the Person formed by or surviving any such consolidation or merger (if such surviving Person is not the Guarantor), assumes all the obligations of that Guarantor under this Indenture and the Subsidiary Guarantee of such Guarantor pursuant to a supplemental indenture reasonably satisfactory to the Trustee, or (ii) in the case of a sale or other disposition of all or substantially all of the assets of such Guarantor, the Net Proceeds of such sale of other disposition are applied in accordance with Section 5.12.

In case of any such sale or other disposition, consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein or in any supplemental indenture to this Indenture as a Guarantor. All the Subsidiary Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 5 and 6 hereof, and notwithstanding clauses (a) and (b) of this Section 10.04, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

SECTION 10.05. Releases of Subsidiary Guarantees.

(a) The Subsidiary Guarantee of a Guarantor will be released and such Person shall no longer be deemed a Guarantor for purposes of this Indenture:

(1) in connection with any sale, disposition or other transfer of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the Net Proceeds of that sale or other disposition are applied in accordance with Section 5.12 hereof;

(2) in connection with any sale, disposition or other transfer of all of the Capital Stock of a Guarantor to a Person (including by way of merger or consolidation) that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if the Net Proceeds of that sale are applied (or the Company certifies in an Officer’s Certificate delivered to the Trustee that such Net Proceeds will be applied) in accordance with Section 5.12 hereof;

(3) if the Company properly designates the Guarantor as an Unrestricted Subsidiary in accordance with Section 5.15 hereof;

(4) if all Indebtedness and Guaranteed Indebtedness of such Guarantor has been paid in full or otherwise discharged.

(b) Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation that the application of Net Proceeds were applied (or, in the case of clause (a)(ii) of this Section 10.05, will be applied) in accordance with Section 5.12 hereof, or such designation was made in accordance with Section 5.15 hereof, as the case may be, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

(c) Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

The following provisions shall apply to the Notes and shall preempt Sections 401, 406 and 407 of the Base Indenture in their entirety, and to the extent that any provisions of this Article 11 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 11 shall govern the Notes.

SECTION 11.01. Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes issued hereunder, when:

(a) either:

(1) all Notes that have been previously authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been previously delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable at their maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption by the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation for principal, premium, if any, and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be;

(b) the Company has paid or caused to be paid all other sums payable by it under this Indenture; and

(c) the Company delivers to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied.

SECTION 11.02. Deposited Cash and U.S. Government Obligations To Be Held In Trust; Other Miscellaneous Provisions.

Subject to Section 11.03 hereof, all cash and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.02, the “Trustee”) pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such cash and securities need not be segregated from other funds except to the extent required by law.

SECTION 11.03. Repayment to Company.

Any cash or non-callable U.S. Government Obligations deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining will be repaid to the Company.

ARTICLE 12

SUBORDINATION

The following provisions shall apply to the Notes and shall preempt Article Fourteen of the Base Indenture in its entirety, and to the extent that any provisions of this Article 12 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 12 shall govern the Notes.

SECTION 12.01. Agreement to Subordinate.

The Company agrees, and each Holder by accepting a Note agrees, that the payment of principal of, premium, if any, and interest, including Additional Interest, if any, on, and all other amounts payable in respect of, the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 12 and subject to the provisions of Article 8 hereof, to the payment when due in cash of all Senior Indebtedness of the Company and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Notes shall in all respects rank pari passu with any future Senior Subordinated Indebtedness and senior to all existing and future Subordinated Indebtedness of the Company, and only Senior Indebtedness shall rank senior to the Notes in accordance with the provisions set forth herein. All provisions of this Article 12 shall be subject to Section 12.12. All references to “Senior Indebtedness” in this Article 12 are to Senior Indebtedness of the Company.

SECTION 12.02. Liquidation, Dissolution, Bankruptcy.

(a) Upon any payment or distribution of the assets of the Company to creditors upon a liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or upon an assignment for the benefit of the Company’s creditors or the marshaling of its assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash before the Holders of the Notes are entitled to receive any payment of principal of, premium, if any, or interest, including Additional Interest, if any, on, the Notes, except that Holders of Notes may receive and retain such payments from the trust described in Article 8 hereof; and

(b) Until the Senior Indebtedness is paid in full in cash, any distribution to which Holders of the Notes would be entitled but for this Article 12 will be made to holders of the Senior Indebtedness as their interests may appear (except that Holders of Notes may receive and retain payments and other distributions made from the trust described in Article 8 hereof.

SECTION 12.03. Default On Senior Indebtedness.

The Company may not pay (except from the trust described in Article 8 hereof) principal of, or premium, if any, or interest on, the Notes, or make any deposit pursuant to Section 8.04, and may not repurchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if (a) any principal, premium, interest or any other amount payable in respect of any Senior Indebtedness is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (1) the default has been cured or waived and any such acceleration has been rescinded or (2) such Senior Indebtedness has been paid in full in cash or otherwise satisfied in accordance with the terms thereof; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the holders of such Senior Indebtedness or, if there is no Representative, from the holders of such Senior Indebtedness.

During the continuance of any default (other than a default described in clause (a) or a default and acceleration described in clause (b) of the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of such Designated Senior Indebtedness or, if there is no Representative, from the holders of such Designated Senior Indebtedness, specifying an election to effect a Payment Blockage Period (a “Payment Blockage Notice”) and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the Trustee and the Company from the Representative of the holders of such Designated Senior Indebtedness or, if there is no Representative, from the holders of such Designated Senior Indebtedness that gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Indebtedness has been repaid in full in paid or otherwise satisfied in accordance with the terms thereof). Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Indebtedness may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Indebtedness during such period. No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be the basis for a subsequent Payment Blockage Notice. Following the expiration of any period during which the Company is prohibited from making payments on the Notes pursuant to a Payment Blockage Notice, the Company shall (unless otherwise prohibited as described in the first two sentences of this paragraph) resume making any and all required payments in respect of the Notes, including, without limitation, any missed payments, unless the maturity of any Designated Senior Indebtedness has been accelerated, and such acceleration remains in full force and effect.

The Company shall give prompt written notice to the Trustee of any default in the payment of any Senior Indebtedness or any acceleration under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued. Failure to give such notice shall not effect the subordination of the Notes to the Senior Indebtedness or the application of the other provisions provided in this Article 12.

SECTION 12.04. Acceleration Of Payment Of Securities.

If payment of the Notes is accelerated when Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until three Business Days after the Representative of the holders of such Designated Senior Indebtedness or, if there is no Representative, the holders of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if this Indenture otherwise permits payment at that time.

SECTION 12.05. When Distribution Must Be Paid Over.

If a payment or distribution is made to Holders that because of this Article 12 should not have been made to them, the Trustee or the Holders who receive the distribution shall hold it in trust for holders of Senior Indebtedness (pro rata as to each of such holders of Senior Indebtedness on the basis of the respective amounts of Senior Indebtedness paid to them) and pay it over to them or their Representative as their interests may appear.

SECTION 12.06. Subrogation.

After all Senior Indebtedness is paid in full and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness that is pari passu with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness. A distribution made under this Article 12 to holders of Senior Indebtedness that otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on such Senior Indebtedness.

SECTION 12.07. Relative Rights.

This Article 12 defines the relative rights of Holders and holders of Senior Indebtedness. Nothing in this Indenture shall:

(a) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium, if any, and interest, including Additional Interest, if any, on, the Notes in accordance with their terms;

(b) affect the relative rights of Holders and creditors of the Company other then their rights in relation to holders of Senior Indebtedness; or

(c) prevent the Trustee or any Holder from exercising its available remedies upon a Default or an Event of Default, subject to the rights of holders of Senior Indebtedness to receive distributions otherwise payable to Holders.

SECTION 12.08. Subordination May Not Be Impaired By Company.

No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

SECTION 12.09. Rights Of Trustee And Paying Agent.

Notwithstanding Section 12.03, the Trustee or Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, an Officer receives notice satisfactory to it that payments may not be made under this Article 12. The Company, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness may give the notice; provided, however, that, if an issue of Senior Indebtedness has a Representative, only the Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee. The Registrar and co-registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 11 with respect to any Senior Indebtedness that may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article Six of the Base Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 12 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Base Indenture.

SECTION 12.10. Distribution Or Notice To Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative (if any).

SECTION 12.11. Article 12 Not To Prevent Events Of Default Or Limit Right To Accelerate.

Nothing in this Article 12 shall prevent an Event of Default in accordance with Article 7 or have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes or to exercise the rights and remedies in Article 7.

SECTION 12.12. Trust Moneys Not Subordinated.

Notwithstanding anything contained herein to the contrary, payments from cash or the proceeds of non-callable U.S. Government Obligations held in trust under Article 8 by the Trustee for the payment of principal of and interest on the Notes shall not be subordinated to the prior payment of any Senior Indebtedness or subject to the restrictions set forth in this Article 12, and none of the Holders shall be obligated to pay over any such amount to the Company or any holder of Senior Indebtedness or any other creditor of the Company.

SECTION 12.13. Trustee Entitled To Rely.

Upon any payment or distribution pursuant to this Article 12, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12.02 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon a certificate of the Representative of the holders of Senior Indebtedness or, if there is no Representative, the holders of Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 12. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior

Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 11, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Section 601 and 603 of the Base Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 12.

SECTION 12.14. Trustee To Effectuate Subordination.

Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness as provided in this Article 12 and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 12.15. Trustee Not Fiduciary For Holders Of Senior Indebtedness.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Senior Indebtedness shall be entitled by virtue of this Article 12 or otherwise, except if such mistake was the result of the Trustee’s gross negligence or willful misconduct.

SECTION 12.16. Reliance By Holders Of Senior Indebtedness On Subordination Provisions.

Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on, and is a third party beneficiary of, such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE 13

SUBORDINATION OF GUARANTEES

SECTION 13.01. Agreement To Subordinate.

Each Guarantor agrees, and each Holder by accepting a Note agrees, that the Obligations of such Guarantor are subordinated in right of payment, to the extent and in the manner provided in this Article 13 and subject to the provisions of Article 8 hereof, to the payment when due in cash of all Senior Indebtedness of such Guarantor and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Obligations of a Guarantor shall in all respects rank pari passu with any future Senior Subordinated Indebtedness of such Guarantor and senior to all existing and future Subordinated Indebtedness of such Guarantor, and only Senior Indebtedness of the Guarantor shall rank senior to the Obligations of such Guarantor in accordance with the provisions set forth herein. All references to “Obligations” in this Article 13are to Obligations of the Guarantors under the Subsidiary Guarantees.

SECTION 13.02. Liquidation, Dissolution, Bankruptcy.

(a) Upon any payment or distribution of the assets of any Guarantor to creditors upon a liquidation, dissolution or winding up of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guarantor or its property or upon an assignment for the benefit of the Guarantor’s creditors or the marshaling of its assets and liabilities, holders of Senior Indebtedness of such Guarantor shall be entitled to receive payment in full in cash of such Senior Indebtedness before Holders shall be entitled to receive any payment pursuant to any Obligations of such Guarantor.

(b) Until the Senior Indebtedness of any Guarantor is paid in full in cash, any distribution made by or on behalf of such Guarantor to which Holders would be entitled but for this Article 13 shall be made to holders of such Senior Indebtedness as their interests may appear.

SECTION 13.03. Default On Senior Indebtedness Of Guarantor.

No Guarantor may make any payment pursuant to any of its Obligations (collectively, “pay its guarantee”) if (a) any principal, premium, interest or other amount payable in respect of any Senior Indebtedness of such Guarantor is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness of such Guarantor occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (1) the default has been cured or waived and any such acceleration has been rescinded or (2) such Senior Indebtedness has been paid in full in cash; provided, however, that any Guarantor may pay its Subsidiary Guarantee without regard to the foregoing if such Guarantor and the Trustee receive written notice approving such payment from the Representative of the holders of such issue of Senior Indebtedness of such Guarantor or, if there is no Representative, from the holders of such Senior Indebtedness of such Guarantor. No Guarantor may pay its Subsidiary Guarantee during the continuance of any Payment Blockage Period after receipt by the Company and the Trustee of a Payment Blockage Notice under Section 12.03. Unless the Representative of the holders of such issue of Designated Senior Indebtedness giving such Payment Blockage Notice or, if there is no Representative, the holders of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness and not rescinded such acceleration, any Guarantor shall resume (unless otherwise prohibited as described in the first two sentences of this paragraph) payments pursuant to its Subsidiary Guarantee after the end of such Payment Blockage Period.

SECTION 13.04. Demand For Payment.

If a demand for payment is made on a Guarantor pursuant to Article 10, such Guarantor may not pay its Subsidiary Guarantee until three Business Days after the Representative of the holders of all issues of Designated Senior Indebtedness or, if there is no Representative, the holders of such Designated Senior Indebtedness, receive notice of such acceleration and, thereafter, may pay its Subsidiary Guarantee only if this Indenture otherwise permits payment at that time.

SECTION 13.05. When Distribution Must Be Paid Over.

If a payment or distribution is made to Holders that because of this Article 13 should not have been made to them, the Trustee or the Holders who receive the distribution shall hold it in trust for holders of the relevant Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness of the Guarantors held by them) and pay it over to them or their Representatives as their interests may appear.

SECTION 13.06. Subrogation.

After all Senior Indebtedness of a Guarantor is paid in full and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness that is pari passu with the Guarantors) to the rights of holders of Senior Indebtedness of such Guarantor to receive distributions applicable to Senior Indebtedness of such Guarantor to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness of the Guarantor. A distribution made under this Article 13 to holders of such Senior Indebtedness that otherwise would have been made to Holders is not, as between the relevant Guarantor and Holders, a payment by such Guarantor on such Senior Indebtedness.

SECTION 13.07. Relative Rights.

This Article 13 defines the relative rights of Holders and holders of Senior Indebtedness of a Guarantor. Nothing in this Indenture shall:

(a) impair, as between a Guarantor and Holders, the obligation of such Guarantor, which is absolute and unconditional, to pay the Obligations to the extent set forth in Article 10;

(b) affect the relative rights of Holders and creditors of the Company other then their rights in relation to holders of Senior Indebtedness of a Guarantor; or

(c) prevent the Trustee or any Holder from exercising its available remedies upon a default by such Guarantor under the Obligations, subject to the rights of holders of Senior Indebtedness of such Guarantor to receive distributions otherwise payable to Holders.

SECTION 13.08. Subordination May Not Be Impaired By Guarantor.

No right of any holder of Senior Indebtedness of any Guarantor to enforce the subordination of the Obligation of such Guarantor shall be impaired by any act or failure to act by such Guarantor or by its failure to comply with this Indenture.

SECTION 13.09. Rights Of Trustee And Paying Agent.

Notwithstanding Section 13.03, the Trustee or Paying Agent may continue to make payments on any Guarantee and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Responsible Officer receives written notice satisfactory to it that payments may not be made under this Article 13. The Company, the relevant Guarantor, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of any Guarantor may give the notice; provided, however, that, if an issue of Senior Indebtedness of any Guarantor has a Representative, only the Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Indebtedness of a Guarantor with the same rights it would have if it were not Trustee. The Registrar and co registrar and the Paying Agent may do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 13 with respect to any Senior Indebtedness of any Guarantor that may at any time be held by it, to the same extent as any other holder of Senior Indebtedness of a Guarantor; and nothing in Article Six of the Base Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 13 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 607 of the Base Indenture.

SECTION 13.10. Distribution Or Notice To Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of any Guarantor, the distribution may be made and the notice given to their Representative (if any).

SECTION 13.11. Article 13 Not To Prevent Events Of Default Under A Guarantee Or Limit Right To Demand Payment.

Nothing in this Article 13 shall prevent a default under any Subsidiary Guarantee or have any effect on the right of the Holders or the Trustee to make a demand for payment on any Guarantor pursuant to Article 10.

SECTION 13.12. Trustee Entitled To Rely.

Upon any payment or distribution pursuant to this Article 13, the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 13.02 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon a certificate of the Representative of the holders of Senior Indebtedness of any Guarantor or, if there is no Representative, the holders of such Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness of any Guarantor and other Indebtedness of such Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 13. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of any Guarantor to participate in any payment or distribution pursuant to this Article 13, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Indebtedness of such Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 13, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 601 and 603 of the Base Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 13.

SECTION 13.13. Trustee To Effectuate Subordination.

Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of any Guarantor as provided in this Article 13 and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 13.14. Trustee Not Fiduciary For Holders Of Senior Indebtedness Of Guarantor.

The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of any Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of such Senior Indebtedness shall be entitled by virtue of this Article 13 or otherwise, except if such mistake was the result of the Trustee’s gross negligence or willful misconduct.

SECTION 13.15. Reliance By Holders Of Senior Indebtedness Of A Guarantor On Subordination Provisions.

Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of any Guarantor, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on, and is a third party beneficiary of, such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

ARTICLE 14

MISCELLANEOUS

SECTION 14.01. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, any Guarantor or the Trustee, as such, shall have any liability for any obligations of the Company or of the Guarantors under the Notes, this Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 14.02. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 14.03. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 14.04. Successors.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

SECTION 14.05. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 14.06. Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 14.07. Table of Contents, Headings, Etc.

The Table of Contents and Headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of January 24, 2007

ISSUER:

PILGRIM’S PRIDE CORPORATION

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Executive Vice President, Chief Financial Officer, Secretary and Treasurer

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

No.	$

CUSIP No. 721467 AF 5

8 3/8% Senior Subordinated Notes Due May 1, 2017

Pilgrim’s Pride Corporation, a Delaware corporation, promises to pay to [            ], or registered assigns, the principal sum of [            ] Dollars ($             ) on May 1, 2017.

Interest Payment Dates: May 1 and November 1.

Record Dates: April 15 and October 15.

Additional provisions of this Note are set forth on the other side of this Note.

PILGRIM’S PRIDE CORPORATION

By:
Name:
Title:

Dated: January 24, 2007

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee, certifies that this is one of the [Global] Notes referred to in the within mentioned Indenture.

By:
Authorized Signatory

[GLOBAL NOTE LEGEND]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[FORM OF REVERSE SIDE OF NOTE]

8 3/8% Senior Subordinated Notes Due May 1, 2017

1. Interest

Pilgrim’s Pride Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually in arrears on May 1 and November 1 of each year, or, if such date is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing November 1, 2007. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of this Note. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal at the rate borne by this Note plus 2.0% per annum, and it will pay interest on overdue installments of interest at the same rate to the extent lawful.

2. Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the April 15 or October 15 next preceding the Interest Payment Date even if Notes are canceled after the Regular Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. The Company will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

4. Indenture

The Company issued the Notes under an Indenture dated as of January 24, 2007, as supplemented by that First Supplemental Indenture dated as of January 24, 2007 (collectively, the “Indenture”), each among the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust

Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Company shall be entitled, subject to its compliance with Section 5.09 of the Indenture, to issue Additional Notes pursuant to Section 3.13 of the Indenture. The Initial Notes issued on the date hereof and any Additional Notes will be treated as a single class for all purposes under the Indenture.

5. Optional Redemption

Except as set forth below, the Company shall not be entitled to redeem the Notes.

On and after May 1, 2012, the Company shall be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date) plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Year	Redemption Price
2012	104.188%
2013	102.792%
2014	101.396%
2015 and thereafter	100.000%

In addition, prior to May 1, 2010, the Company shall be entitled at its option on one or more occasions to redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes issued (which includes the Additional Notes, if any) at a redemption price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that (1) at least 65% of such aggregate principal amount of Notes (which includes the Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held by the Company or its Subsidiaries); and (2) each such redemption occurs within 90 days after the date of the closing of such Equity Offering.

6. Notice of Redemption

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address.

7. Put Provisions

Upon a Change of Control Triggering Event, any Holder of Notes will have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued interest to the date of repurchase as provided in, and subject to the terms of, the Indenture.

In the event the amount of Excess Proceeds from Asset Dispositions consummated by the Company exceeds $40 million, any Holder of Notes will have the right to cause the Company to repurchase all or any part of the Notes of such Holder at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued interest to the date of repurchase as provided in, and subject to the terms of, the Indenture.

8. Subordination

The Notes are subordinated to Senior Indebtedness of the Company on the terms and subject to the conditions set forth in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Notes may be paid. Each Holder by accepting a Note authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness as provided in the Indenture and appoints the Trustee as attorney-in-fact for any and all such purposes.

9. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $2,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an Interest Payment Date.

10. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11. Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

12. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (a) the Indenture and the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (b) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee shall be entitled to amend the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders of the Notes by a successor to the Company in case of a merger, consolidation or sale of substantially all of the Company’s assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, to add a Guarantor, or to appoint a successor Trustee.

13. Defaults and Remedies

Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes when due; (c) failure by the Company or any Guarantor to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations of other Indebtedness of the Company if the amount accelerated (or so unpaid) exceeds $30.0 million; (e) certain events of bankruptcy or insolvency with respect to the Company and any Restricted Subsidiaries; (f) certain judgments or decrees for the payment of money in excess of $30.0 million; and (g) certain defaults with respect to Guarantees. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

14. Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) signs the certificate of authentication on the other side of this Note.

17. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Pilgrim’s Pride Corporation

4845 U.S. Highway 271 North

Pittsburg, Texas 75686

Attention: Corporate Secretary

* * * * *

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:                      Your Signature:

Sign exactly as your name appears on the other side of this Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.12 or 5.16 of the Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.12 or 5.16 of the Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture), jointly and severally, unconditionally guarantees, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of January 24, 2007, as amended and supplemented by the First Supplemental Indenture, date as of January 24, 2007, (the “Indenture”), between Pilgrim’s Pride Corporation, as issuer (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 10 and Article 13 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee. This Subsidiary Guarantee is subject to release as and to the extent set forth in Sections 8.02, 8.03 and 10.05 of the Indenture. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

[GUARANTOR]

By:
Name:
Title: